Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

IQWIG Publishes Early Benefit Assessment for Pirfenidone

– First-ever review process of a designated orphan drug raises methodological questions –

BERLIN, December 15, 2011 – InterMune, Inc. (NASDAQ: ITMN) today reported that the private Institute for Quality and Efficiency in Health Care (IQWiG) has today published its report on the benefit assessment of Esbriet® (pirfenidone) for the treatment of mild to moderate idiopathic pulmonary fibrosis (IPF). Pirfenidone is the first Orphan Drug to be reviewed by IQWiG since new healthcare legislation known as AMNOG was enacted in January of 2011.

Despite its approval by the EU regulatory authorities, IQWiG concluded that no additional benefit could be found for pirfenidone. However, by German law Orphan Drugs are deemed as having an additional benefit, leading IQWiG to assess the Esbriet additional benefit as given but not quantifiable. The company has a number of important concerns with the methodology applied by IQWiG and plans to vigorously challenge the IQWiG assessment during the 90-day review period that has now begun.

“As a next step, we will now carefully analyze the IQWiG report and provide a detailed response by January 5, 2012. We are confident that the process is built to allow a clarification of the benefits of the drug to the committee during the hearing process. We strongly believe that pirfenidone offers patients suffering from IPF a safe and effective therapy, in a disease area where there currently is no other therapeutic alternative,” said Dr. Markus Leyck Dieken, InterMune’s Senior Vice President and General Manager for Germany.

Conference Call Replay

At 12:45 p.m. Eastern Time on December 15, the Company participated in a conference call discussing the IQWiG Report. A replay of the conference call is available for investors at: 888-299-2334 (U.S.); +402-998-1231 (International); Passcode: 1215.

About Esbriet®

Esbriet (pirfenidone) is an orally active drug that inhibits the synthesis of TGF-beta, a chemical mediator that controls many cell functions including proliferation and differentiation, and plays a key role in fibrosis. It also inhibits the synthesis of TNF-alpha, a cytokine that is known to have an active role in inflammation.

On February 28, 2011, the European Commission (EC) granted marketing authorization for Esbriet in adults for the treatment of mild to moderate IPF. The approval authorizes marketing of Esbriet in all 27 EU member states. Esbriet has since been approved for marketing in Norway and Iceland. It is now available in Germany and is scheduled to be available in France, Italy and Spain during the first half of 2012 and in the United Kingdom during the third quarter of 2012.

Since 2008, pirfenidone has been marketed in Japan as Pirespa® by Shionogi & Co. Ltd.

Pirfenidone is still under investigation for the treatment of IPF in the United States.

About IPF

Idiopathic pulmonary fibrosis (IPF) is a progressive, debilitating and ultimately fatal disease characterized predominantly by fibrosis (scarring) in the lungs, hindering the ability for gas exchange in the lungs. IPF is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20-40 percent, which makes IPF more rapidly lethal than many cancers, including breast, ovarian and colorectal. An estimated 30,000-35,000 new cases of IPF are diagnosed in Europe each year. Patients diagnosed with IPF are primarily between the ages of 40 and 80, with a median age of 63 years. The disease tends to affect slightly more men than women.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. In pulmonology, InterMune is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved worldwide for IPF, is approved for marketing by InterMune in the EU as Esbriet® and is currently in a Phase 3 clinical trial in the United States. Pirfenidone is also approved for the treatment of IPF in Japan, where it is marketed by Shionogi & Co. Ltd. under the trade name Pirespa®. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit http://www.intermune.com/http://www.intermune.com/www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to the timing of our analysis and response to the IQWIG report, and statements related to the anticipated timing of commercial launches for Esbriet® (pirfenidone) in France, Italy, Spain and the United Kingdom. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 9, 2011 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (vii) government, industry and general public pricing pressures; (v) risks related to our ability to successfully launch and commercialize Esbriet in the EU, including successfully establishing a commercial operation in the EU and receiving favorable governmental pricing and reimbursement approvals in each EU country; and (ix) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

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